Exhibit 10.22

WAIVER OF SEVERANCE BENEFITS

Waiver of Severance Benefits (“Waiver”) dated as of the date set forth below, by and between Craig Clay (“Executive”) and Donnelley Financial Solutions, Inc., a Delaware corporation (the “Company”).

Recitals

WHEREAS, the Company has entered into an employment agreement with Executive, dated March 21, 2016 (the “Agreement”). A copy of the Agreement is attached to this Waiver as Annex A; and

WHEREAS, Compensation Committee of the Company's Board of Directors (the "Committee") has determined it is advisable and in the best interests of the Company to implement an Executive Severance Plan, effective May 30, 2017 (the "Severance Plan") for certain senior officers and key management employees; and

WHEREAS, the Committee has selected Executive for participation in the Severance Plan; and

WHEREAS, to the extent provided below, in order to participate in and receive benefits under the Severance Plan, Executive desires to waive any severance payments provided to him under the Agreement in connection with the termination of his employment.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Waiver

1.
Defined Terms. Capitalized terms not defined herein shall have the meanings specified shall have the meanings ascribed to such terms in the Agreement.
2.
Waiver of Severance Entitlements.

a.
The parties acknowledge that Section 4(a) of the Agreement states that, in the event that Executive's Separation from Service from the Company is initiated without Cause, Executive is entitled to an amount equal to one (1) times his Annualized Total Compensation, subject to Executive's prompt execution of the Company's customary release, payable in equal installments on the 15th and last days of each of the twelve (12) months following the 30th day after the date of such Separation from Service (or, if the 15th and last day of a month is not a business day, on the closest business day to such date) (the "Original Severance Entitlement”).
b.
In consideration of Executive's participation in the Severance Plan and the benefits he is entitled to therein, Executive hereby waives, releases, forfeits and relinquishes any and all right, claim, title and Interest in and to the Original Severance Entitlement, subject to Section 3 of this Waiver below.

3.
Limits on Severance Plan Amendment. Notwithstanding Section 17. "Amendment and Termination", of the Severance Plan (under which the Committee may amend or terminate the Severance Plan at any time without the consent of the Severance Plan participants) or any other provision contained therein or herein to the contrary, the Committee has acknowledged and determined that the Severance Plan may not be amended in a manner that will materially impair the rights of Executive by reducing Executive's severance benefits to less than the Original Severance Entitlement without Executive's prior written consent.

4.
March 2017 Performance Share Units Grant. Executive was previously awarded a grant of performance share units on March 2, 2017 (the “Performance Award”). The first sentence of Section 5, “Treatment upon Change in Control, in the associated award agreement for such Performance Award (the "Award Agreement”) is replaced in its entirety with the following:

"Notwithstanding anything provided in the 2016 PIP or any other agreement with Grantee to the contrary, upon the date of a Change in Control, each Performance Condition shall be deemed met at the target performance level with respect to each open Performance Period."

All other terms and conditions of the Award Agreement shall remain in full force and effect.

5.
Section 409A Compliance.

a.
Section 4(b)U). "Change in Control Severance Benefits", of the Severance Plan provides that If Executive experiences a Qualifying Termination (as defined in the Severance Plan) during a CIC Termination Period (as defined in the Severance Plan), Executive is entitled to, in part, a lump sum cash payment equal to one and one-half (1.5) times the sum of his (i) Base Salary (as defined in the Severance Plan) and (ii) target annual cash bonus under the Company's Annual Incentive Plan (the “CIC Severance Payment”). Notwithstanding Section 4(b)(l) of the Severance Plan or anything contained therein or herein to the contrary, Executive agrees and acknowledges that any such CIC Severance Payment owed to him shall instead be paid as follows:

i.
Executive will receive an amount equal to one (1) times the sum of (i) his Base Salary and (ii) target annual cash bonus under the Company's Annual Incentive Plan, paid in equal installments on the 15u, and last days of each of the twelve (12) months following the 30th day after Executive's Date of Termination (as defined In the Severance Plan) (or, If the 15th and last day of a month is not a business day, on the closest business day to such date); and

ii.
Executive will receive a lump sum payment equal to one-half (.5) times the sum of (i) his Base Salary and (ii) target annual cash bonus under the Company's Annual Incentive Plan, paid on the 60th day (or the next following business day If the 60th day is not a business day) following Executive's Date of Termination.

All other terms and conditions of the Severance Plan as applicable to Executive, Including, but not limited to, Executive's fulfillment of any release requirement described In the Severance Plan, shall be as set forth in the Severance Plan.

b.
This Waiver is intended to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (together with the applicable regulations thereunder, (“Section 409A"). To the extent that any provision 1n this Waiver ls ambiguous as to Its compliance with Section 409A or to the extent any provision in this Waiver must be modified to comply with Section 409A {including, without limitation, Treasury Regulation l .409A-3[c]), such provision will be read, or will be modified [with the mutual consent of the parties, which consent will not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this Waiver will comply with Section 409A. For purposes of Section 409A, each payment made under this Waiver wtl1be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment.
6.
Miscellaneous.

a.
This Waiver shall inure to the benefit or the Company and Its successors and assigns. In the event any provision hereof ls determined to be unenforceable or invalid such provision or such part thereof as may be unenforceable or invalid shall be deemed severed from this Waiver and the remaining provisions carried out with the same force and effect as if the severed provisions or part thereof had not been made a part hereof.

b.
No provisions of this Waiver may be amended, modified, or waived unless such amendment or modification ls agreed to in writing signed by Executive and by a duly authorized officer or the Company, and such waiver is set forth in writing and signed by the party to be charged. The invalidity or unenforceability of any provision or provisions of this Waiver will not affect the validity or enforceability of any other provision of this Waiver, which will remain in full force and effect.

c.
Any controversy arising out of or relating to this Waiver or the breach of this Waiver that cannot be resolved by Executive and the Company shall be governed by the terms of Section 13, "Full Settlement; Resolution of Disputes and Costs”, of the Severance Plan.

d.
All disputes arising under or related to this Waiver shall at all times be governed by and construed in accordance with the Internal laws (as opposed to the conflict of law provisions) and decisions of the State of Delaware as applied to agreements executed in and to be fully performed within that state.

e.
Any notices or other communications required or arising under this Waiver shall be governed by the terms of Section 12, “Notice", of the Severance Plan.

f.
This Waiver may be executed in any number of counterparts. each of which will be deemed an original, and all of which together will constitute one and the same Instrument. This Waiver will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all of the parties reflected hereon as the signatories. Photographic, faxed or PDF copies of such signed counterparts may be used In lieu of the originals for any purpose.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Waiver on the date first above written.

DONNELLEY FINANCIAL SOLUTIONS, INC.

By: / S / DIANE BIELAWSKI

Diane Bielawski

Chief Human Resources Officer

EXECUTIVE

By: / S / CRAIG CLAY

Craig Clay

Dated as of this 16th day of June, 2017

[Signature page to Waiver]